Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-74784 and 333-53621 on Form S-8 and No. 333-68001 and No. 333-140330 on Form S-3 of our report dated October 6, 2006, relating to the financial statements for the year ended December 31, 2005 of SET Enterprises, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s going concern assumptions, appearing in this Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

April 14, 2008